April 22, 1999
DST SYSTEMS, INC. ANNOUNCES FIRST QUARTER 1999 FINANCIAL RESULTS

For the quarter ended March 31, 1999, DST's consolidated net income was $33.6 million ($.52 per diluted share) compared to first quarter 1998 net income of $24.1 million ($.38 per diluted share), a 39.4% increase in net income and a 36.8% increase in diluted earnings per share.

The following table summarizes the Company's revenues and income from operations by segment (dollars in millions).
                                         For the quarter ended March 31,
    Revenues                                 1999                 1998
                                             ----                 ----
     Financial Services                     $137.1               $120.9
     Output Solutions                        121.1                105.7
     Customer Management                      48.2                 51.4
     Investments and Other                     8.2                  8.6
     Intersegment eliminations               (21.8)               (20.6)
                                           --------             --------
                                            $292.8               $266.0
                                            ======               ======

    Income from operations
     Financial Services                      $29.2                $18.3
     Output Solutions                         16.5                 13.1
     Customer Management                       2.2                  6.9
     Investments and Other                     2.0                  2.1
                                            -------                -----
                                             $49.9                $40.4
                                             =====                =====

Consolidated revenues for the quarter ended March 31, 1999 totaled $292.8 million, an increase of 10.1% over the prior year quarter. U.S. revenues were $251.7 million for the quarter, an increase of 8.3% over 1998 first quarter revenues. International revenues were $41.1 million for the quarter, an increase of 22.3% over 1998 first quarter revenues.

Financial Services Segment
Financial Services Segment revenues for the quarter increased $16.2 million or 13.4% over first quarter 1998. U.S. revenues increased $10.3 million, or 10.9%, primarily from an increase in mutual fund shareowner accounts processed. U.S. mutual fund shareowner accounts serviced totaled 51.6 million at March 31, 1999, an increase of 3.6% from the 49.8 million serviced at December 31, 1998 and an increase of 12.4% from the 45.9 million serviced at March 31, 1998. Net new IRA accounts during the quarter were 600,000, of which approximately 60% were Roth or Educational IRA accounts. Roth or Educational IRA's now comprise 16% of total IRA accounts serviced. U.S. AWD workstations licensed were 29,000 at March 31, 1999, an increase of 5.8% over year-end 1998 levels.

International revenues totaled $32.1 million for the first quarter 1999, an increase of $5.9 million or 22.4% over comparable prior year quarter revenues. The increase was attributable to higher software maintenance and service revenues from the Company's investment accounting products and an increase in Canadian mutual fund processing and service revenues.

Financial Services Segment income from operations for the 1999 first quarter increased 59.6% over the prior year quarter to $29.2 million, resulting in an operating margin of 21.3%, compared to 15.1% for the prior year. Costs and expenses increased 7.9%, principally from increased personnel costs to support revenue growth, which increase was partially offset by the effect of capitalizing $3.8 million of internal use software development costs. Depreciation and amortization costs decreased 9.1% in the first quarter of 1999 to $14.9 million. The 1998 amounts include a one time write-off of intangible assets totaling $3.2 million, principally associated with a $2.6 million contract termination fee received in the first quarter of 1998. Without the non-recurring item, depreciation and amortization would have increased 12.9% for the quarter. International businesses' operating income increased $3.2 million for the current year quarter, primarily resulting from increased revenues.

Output Solutions Segment
Output Solutions Segment revenues for the quarter ended March 31, 1999 increased $15.4 million or 14.6%. Revenue growth resulted from increased volume of images and statements produced from U.S. mutual fund shareowner growth, new customers, and internal growth of existing customers primarily in telecommunications and other industries. Output Solutions Segment images produced in the first quarter 1999 increased 26.0% to 1,563.8 million and statements increased 5.2% to 416.1 million compared to the first quarter of 1998.

Output Solutions Segment income from operations for the first quarter increased $3.4 million or 26.0% over the prior year quarter to $16.5 million, resulting in an operating margin of 13.6% as compared to 12.4% in the prior year quarter. Costs and expenses increased 13.5%, principally due to increased personnel costs to support revenue growth and costs incurred in converting new customers and developing new products, which increase was partially offset by the effect of capitalizing $1.1 million of internal use software development costs. Depreciation and amortization costs increased 6.2% in the first quarter 1999 to $6.9 million.

Customer Management Segment
Customer Management Segment revenues for the quarter ended March 31, 1999 decreased $3.2 million or 6.2%. Revenues from TCI, a discontinued customer, declined to $4.4 million in 1999 from $11.2 million in 1998, resulting in an overall decline in processing and software service revenues of $1.5 million and a decline in equipment sales and services of $1.7 million. Exclusive of TCI, revenues increased $3.6 million or 9.0% over the 1998 quarter, primarily from subscriber growth, increased prices and migration of clients to higher value services. Segment international revenues totaled $5.1 million for the quarter, an increase of $1.4 million or 37.2% over the first quarter of 1998, primarily from revenues from Custima, which was acquired the third quarter of 1998.

Customer Management Segment income from operations for the first quarter 1999 decreased $4.7 million or 68.1% compared to the prior year quarter, resulting in an operating margin of 4.6% as compared to 13.4% for the prior year. Costs and expenses increased $0.6 million or 1.4%, primarily attributable to the inclusion of Custima's operations and increased product development expenses offset by a decrease in equipment costs related to sales to customers. Depreciation and amortization increased $0.9 million, or 36.0%, of which $0.6 million is intangible amortization related to the Custima acquisition.

Investments and Other
Investments and Other Segment revenues decreased $0.4 million for the quarter ended March 31, 1999. Segment revenues are primarily rental income for facilities leased to the Company's operating segments. Segment income from operations decreased $0.1 million compared to the prior year quarter, primarily as a result of the decrease in revenues.

Equity in earnings (losses) of unconsolidated affiliates
Equity in earnings of unconsolidated affiliates totaled $2.2 million for the quarter ended March 31, 1999 as compared to equity in losses of unconsolidated affiliates of $0.4 million for the prior year quarter. Increased earnings were recorded at Boston Financial Data Services from higher levels of mutual fund activity. Earnings from Argus were essentially unchanged. DST recorded losses from European Financial Data Services (EFDS) of $1.4 million in the first quarter of 1999, a reduction from $2.6 million of losses recorded in 1998. EFDS losses decreased from the prior year quarter as a result of increased operating earnings as accounts serviced totaled 1.6 million at March 31, 1999, an increase of 0.2 million over year-end 1998 levels and an increase of 0.4 million compared to March 31, 1998, which increase was partially offset by higher system development and conversion costs for FAST2000. In addition, DST's share of internal use software development costs capitalized by EFDS in the first quarter of 1999 was $0.8 million.

Other income, net
Other income was $1.7 million for the quarter ended March 31, 1999, an increase of $0.7 million over the first quarter of 1998, principally from higher levels of interest income.

Interest expense
Interest expense totaled $1.5 million for the quarter ended March 31, 1999, down from the $2.6 million recorded in the prior year quarter. Average debt balances and interest rates were lower in 1999 as compared to 1998.

Income taxes
DST's effective tax rate was 35.9% for the first quarter 1999, as compared to 37.2% for the prior year quarter. The 1999 tax rate was affected by tax benefits relating to certain international operations and recognition of state tax benefits associated with income apportionment rules.

Capitalization of internal use software development costs
Effective January 1, 1999, DST adopted, as required, Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, which requires that certain costs incurred for the development of internal use software be capitalized. Prior to the adoption of SOP 98-1, the Company expensed the costs of internally developed proprietary software as incurred. For the quarter ended March 31, 1999, the Company capitalized $5.8 million of costs related to the development of internal use software, $4.7 million and $1.1 million for the Financial Services and Output Solutions Segments, respectively. If internal use software development costs had been expensed as in the past rather than capitalized, first quarter 1999 consolidated net income would have been $29.5 million ($.46 per diluted share), a 22.4% increase in net income and a 21.1% increase in diluted earnings per share over first quarter 1998.

Other Actions
During the quarter ended March 31, 1999, DST purchased 50,000 shares of its common stock under its previously announced 600,000 share repurchase program. The shares purchased will be available to employees under DST's stock award program and to provide to option holders who exercise options.

                                 * * * *

The information and comments above may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST's views as of today, and actual results could differ. There could be a number of factors affecting future results, including those set forth in Form 8-K dated March 25, 1999 filed by DST with the Securities and Exchange
Commission.   All such factors should be considered in evaluating any
forward-looking comment.


                                DST SYSTEMS, INC.
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                     (In millions, except per share amounts)
                                   (Unaudited)

                                                        For the Three Months Ended
                                                 March 31, 1999             March 31, 1998
                                                 --------------             --------------

Revenues                                                 $ 292.8                   $ 266.0

Costs and expenses                                         215.4                     198.4
Depreciation and amortization                               27.5                      27.2
                                                 ----------------           ---------------

Income from operations                                      49.9                      40.4

Interest expense                                            (1.5)                     (2.6)
Other income, net                                            1.7                       1.0
Equity in earnings (losses) of unconsolidated
   affiliates, net of income taxes                           2.2                      (0.4)
                                                 ----------------           ---------------

Income before income taxes and minority interests           52.3                      38.4

Income taxes                                                18.8                      14.3
                                                 ----------------           ---------------

Income before minority interest                             33.5                      24.1

Minority interests                                          (0.1)                        -
                                                 ----------------           ---------------

Net income                                                 $33.6                    $ 24.1
                                                 ================           ===============

Average common shares outstanding                           63.0                      62.6
Diluted shares outstanding                                  64.7                      64.0

Basic earnings per share                                   $0.53                     $0.38
Diluted earnings per share                                 $0.52                     $0.38


DST Systems, Inc.
333 West 11th Street
Kansas City, MO
64105-1594

NYSE Symbol: DST
CHX Symbol: DST
Contact:
Thomas A. McDonnell (816) 435-8684
President and Chief Executive Officer
Kenneth V. Hager (816) 435-8603
Vice President and Chief Financial Officer